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                                                         EXHIBIT 99.2
                               ONEIDA
                            NEWS RELEASE

                                   FOR:     Oneida Ltd.
                                   INVESTOR RELATIONS CONTACTS:
                                            Ed Thoma
                                            Senior Vice President, Finance
                                            Oneida Ltd.
                                            (315) 361-3108

                                            Michele Katz/Stephanie Prince
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600

                                   PRESS CONTACTS:
                                            Dave Gymburch
                                            Corporate Public Relations
                                            Oneida Ltd. (315) 361-3271

                                            Gregory Tiberend
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600


FOR IMMEDIATE RELEASE

              ONEIDA LTD. TO ACQUIRE DELCO INTERNATIONAL;
          STRATEGIC ACQUISITION EXPANDS FOODSERVICE DIVISION

Oneida, NY - May 31, 2000 - Oneida Ltd. (NYSE:OCQ) today announced that it had signed a definitive agreement to acquire the stock of Delco International Ltd. (Inc.), including its wholly owned subsidiary, Delco Tableware International Inc., and its ABCO International division. Delco International is an established marketer of tableware products for the foodservice industry. A privately held company that has been in business for over 60 years, Delco International is headquartered in Long Island, N.Y., where its offices will remain. Delco International complements Oneida's current tableware businesses, and underscores Oneida's strategy of achieving global leadership as a complete tabletop company.

Under the terms of the agreement, Oneida will acquire Delco International for approximately $76 million in cash. The transaction is expected to close during Oneida's second quarter, which concludes July 29, 2000, and is subject to the satisfactory completion of a due diligence review and other customary closing conditions.

Delco International's annual sales are approximately $77 million. The company, its subsidiary, Delco tableware International, and its ABCO division market products to a broad range of customers in the foodservice industry, including distributors, restaurant chains, hotel chains and institutional customers. In total, the company offers a full range of tabletop products.

Oneida President and Chief Executive Officer Peter J. Kallet stated "We are delighted to be associated with one of the most respected and successful companies in the foodservice industry. We especially look forward to working with their most talented management team. Delco International also increases our ability to satisfy the complete needs of our customers, while bringing additional global product sources."

Delco International President Robert Delman and ABCO Managing Director Peter Kranes added "We are excited to join forces with Oneida Ltd., and to expand and strengthen our own tableware lines through their vast product resources. Oneida is also well recognized as one of the most innovative companies in the foodservice industry with a great brand name and outstanding reputation."

Oneida's agreement to acquire Delco marks the latest in a series of steps to position the Company as the world's most diversified
tabletop  resource.   On  May  23 Oneida announced  an  agreement  to
acquire Sakura, Inc., a leading consumer dinnerware company. In addition, on May 30 Oneida announced an agreement to acquire Viners of Sheffield Limited, an established United Kingdom marketer of flatware and cookware, and also announced that it had acquired exclusive distribution rights for Schott Zwiesel crystal in the U.K.

Oneida Ltd. is a leading manufacturer of stainless steel and silverplated flatware for both the consumer and foodservice industries, and a leading supplier of dinnerware to the foodservice industry. Oneida also is a leading supplier of a variety of crystal, glassware and metal serveware for the tabletop market.

Statements contained in this press release that state that certain results are "expected" or "anticipated" to occur, or otherwise state the company's predictions for the future, are forward looking statements. These particular forward-looking statements and all other statements that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include, but are not limited to: general economic conditions in the Company's markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; unforeseen increases in the cost of raw materials or shortages of raw materials; significant increases in interest rates or the level of the Company's indebtedness; major slow downs in the retail, travel or entertainment industries; the loss of several of the Company's major customers; underutilization of the Company's plants and factories; and the amount and rate of growth of the Company's selling, general and administrative expenses.